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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 17, 2004

                          Savient Pharmaceuticals, Inc.
               (Exact name of issuer as specified in its charter)




           Delaware                      0-15313                 13-3033811
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)


                          One Tower Center, 14th Floor
                        East Brunswick, New Jersey 08816
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (732) 418-9300


                                      None.
         (Former Name or Former Address, if Changed Since Last Report.)

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ITEM 9.  REGULATION FD DISCLOSURE.

         On June 17, 2004, Sim Fass, our Chairman of the Board and Chief Executive Officer who is retiring effective upon the conclusion of our 2004 Annual Meeting of Stockholders to be held on July 12, 2004 (the "Retirement Date"), notified us, pursuant to Section 2 of the Agreement dated as of May 21, 2004, between us and Dr. Fass (the "Agreement"), that he was electing to receive his retirement payment in the amount of $1,928,000 (the "Retirement Payment") in the form of a lump sum payment rather than ratably over a period of 30 months. Pursuant to Dr. Fass' election, (i) all but $723,000 of the Retirement Payment will be discounted at the rate of 7.5% per annum, (ii) all but $50,000 of such discounted amount (less applicable tax withholding) will be paid on the first payroll date following the Retirement Date and (iii) $50,000 of the Retirement Payment (less applicable tax withholding) will be paid on the first anniversary of the Retirement Date as long as Dr. Fass has not violated certain provisions of the Agreement. The total payment due Dr. Fass, after applying the discount, will be approximately $1,824,000 (less applicable tax withholding).

         The information furnished pursuant to Item 9 in this Form 8-K shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 9 in this Form 8-K.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                SAVIENT PHARMACEUTICALS, INC.
                                (Registrant)


                                By: /s/ Philip K. Yachmetz
                                    ---------------------------------------
                                         Philip K. Yachmetz
                                         Senior Vice President & General Counsel



Dated: June 23, 2004